UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2017

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices and zip code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

William Lyon Homes, a Delaware corporation (the “Company”), recently issued an aggregate of 5,113,473 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), pursuant to the settlement of the prepaid stock purchase contracts (the “Purchase Contracts”) that comprised part of the Company’s previously outstanding 1,150,000 tangible equity units (the “TEUs”). The Purchase Contracts provided that, unless settled earlier at the holder’s option, each Purchase Contract would automatically settle on December 1, 2017 (the “Mandatory Settlement Date”) and the Company would deliver a certain number of shares of Class A Common Stock on the Mandatory Settlement Date, based upon the applicable settlement rate and applicable market value of the Class A Common Stock. On November 27, 2017, the Company issued 670,811 shares of Class A Common Stock to certain holders who elected for early settlement of their Purchase Contracts, and the Company issued the balance to the remaining holders on the Mandatory Settlement Date, for an aggregate issuance of 5,113,473 shares of Class A Common Stock, which reflected the minimum number of shares of Class A Common Stock that were issuable by the Company under the Purchase Contracts (as adjusted for fractional shares). The TEUs were initially issued by the Company through a public offering in late 2014 as a component of the financing of the Company’s acquisition of Polygon Northwest Homes in August 2014, which now operates as the Company’s Washington and Oregon divisions. The aggregate number of shares of Class A Common Stock issued in connection with the settlement of the Purchase Contracts was reflected in the Company’s basic and diluted share count as of September 30, 2017. On the Mandatory Settlement Date, following the issuance of the shares of Class A Common Stock underlying the TEUs, the Company had 33,135,650 shares of Class A Common Stock outstanding.

Item 1.01.	Entry into a Material Definitive Agreement.

Pursuant to the preemptive rights granted under the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), upon the issuances of the shares of Class A Common Stock underlying the TEUs as described above, Lyon Shareholder 2012, LLC, a Delaware limited liability company and the sole holder (the “Class B Holder”) of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), had the right to purchase up to the number of additional shares of Class B Common Stock needed to maintain its voting power at the time of such issuances of Class A Common Stock. On December 14, 2017, in connection with the exercise of such preemptive rights by the Class B Holder, the Company entered into a stock purchase agreement (the “Purchase Agreement”) with the Class B Holder. The Purchase Agreement provides for the purchase by the Class B Holder from the Company of 1,003,510 newly issued shares of Class B Common Stock, subject to the terms and conditions specified therein, which reflects the maximum number of shares that could be purchased pursuant to such preemptive rights in connection with the settlement of the TEUs.

The description in Item 3.02 below is incorporated herein by reference.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On December 14, 2017, and pursuant to the Purchase Agreement, the Company issued and sold to the Class B Holder 1,003,510 shares of Class B Common Stock, which shares are beneficially owned by William H. Lyon, the Company’s Executive Chairman and Chairman of the Board of Directors. The aggregate consideration received by the Company for the Class B Common Stock was $29,908,028.20, for an average purchase price of approximately $29.80 per share.

Pursuant to the terms of the Certificate of Incorporation, each share of Class B Common Stock is convertible into a share of Class A Common Stock. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock if holders of a majority of the shares of Class B Common Stock then-outstanding vote in favor of such conversion. Further, if, at any time, any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships), any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock. A holder of Class B Common Stock may also elect at any time to convert any or all of their shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock.

No underwriters were involved in the issuance and sale of the shares of Class B Common Stock.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated December 14, 2017, by and between the Company and Lyon Shareholder 2012, LLC.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated December 14, 2017, by and between the Company and Lyon Shareholder 2012, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 14, 2017

WILLIAM LYON HOMES

By:	/s/ COLIN T. SEVERN
Name:	Colin T. Severn
Its:	Senior Vice President, Chief Financial Officer